EXHIBIT 99.1

Capstone Strengthens Board with the Appointment of Denise Wilson, Former Executive Vice President and President, New Business for NRG Energy, Inc., a Fortune 500 Company

VAN NUYS, CA / ACCESSWIRE / November 20, 2019 / Capstone Turbine Corporation  (www.capstoneturbine.com) (NASDAQ: CPST), the world’s leading clean technology manufacturer of microturbine energy systems, announced today the appointment of Denise Wilson to its Board of Directors. Ms. Wilson was formerly the Executive Vice President and President, New Business for NRG Energy, Inc., (“NRG”) a Fortune 500 company that generates electricity and provides energy solutions and natural gas to more than 3.7 million residential, small business, and commercial and industrial customers.

From July 2011 to January 2016, Ms. Wilson served as Executive Vice President and President, New Business of NRG, an independent power company with generation, energy retail business and cleantech ventures. From September 2008 to July 2011, Ms. Wilson served as Executive Vice President and Chief Administrative Officer of NRG. Prior to September 2008, Ms. Wilson served as Executive Vice President, Human Resources for Nash-Finch Company, a national food distributor, and in various roles at NRG from 2000-2007.

Prior to joining NRG, Ms. Wilson held various key positions as Vice President Human Resources with Metris Companies Inc. and Director, Human Resources with General Electric ITS. Ms. Wilson holds a Masters in Industrial Relations from the University of Minnesota.

“We are extremely pleased to welcome Denise to our Board of Directors at this crucial inflection point of Capstone’s path towards near-term positive adjusted EBITDA and sustained profitability,” stated Darren Jamison, President and Chief Executive Officer of Capstone. “Denise is a widely respected executive with valuable clean technology industry experience, and we look forward to her valuable know-how and professional perspective as we execute against our stated strategic profitability objectives,” added Mr. Jamison.

“My career has allowed me to participate in supporting the development and adoption of a wide variety of alternative low emission generation technologies,” stated Denise Wilson. “Capstone's innovative technology and strong leadership team make this a very exciting board opportunity," added Ms. Wilson.

“We are delighted to welcome Denise as an independent member of our Board. Her leadership and past service with clean technology companies and corporate Board Governance will provide us with distinctive background experience as we continue guiding Capstone’s business,” said Paul DeWeese, Capstone’s Chair of the Nominating and Corporate Governance Committee. “Our ability to attract such accomplished members to Capstone’s Board is a testament to the strength of our company and reinforces our commitment to generating value for our stockholders,” concluded Mr. DeWeese.

About Capstone Turbine Corporation

Capstone Turbine Corporation (www.capstoneturbine.com) (NASDAQ: CPST) is the world’s leading producer of highly efficient, low-emission, resilient microturbine energy systems. Capstone microturbines serve multiple vertical markets worldwide, including natural resources, energy efficiency, renewable energy, critical power supply, transportation and microgrids. Capstone offers a comprehensive product lineup, providing scalable systems focusing on 30 kWs to 10 MWs that operate on a variety of gaseous or liquid fuels and are the ideal solution for today's distributed power generation needs. To date, Capstone has shipped over 9,000 units to 73 countries and have saved customers an estimated $253 million in annual energy costs and 350,000 tons of carbon.

For more information about the company, please visit www.capstoneturbine.com. Follow Capstone Turbine on Twitter,  LinkedIn and YouTube.

Forward-Looking Statements

This press release contains “forward-looking statements,” as that term is used in the federal securities laws. Forward-looking statements may be identified by words such as “expects,” “believes,” “objective,” “intend,” “targeted,” “plan” and similar phrases. These forward-looking statements are subject to numerous assumptions, risks and uncertainties described in Capstone’s filings with the Securities and Exchange Commission that may cause Capstone’s actual results to be materially different from any future results expressed or implied in such statements. Capstone cautions readers not to place undue reliance on these forward-looking statements, which speak only as of the date of this release. Capstone undertakes no obligation, and specifically disclaims any obligation, to release any revisions to any forward-looking statements to reflect events or circumstances after the date of this release or to reflect the occurrence of unanticipated events.

“Capstone” and “Capstone Microturbine” are registered trademarks of Capstone Turbine Corporation. All other trademarks mentioned are the property of their respective owners.

CONTACT:Capstone Turbine Corporation

Investor and investment media inquiries:

818-407-3628

ir@capstoneturbine.com

Integra Investor Relations

Shawn M. Severson

415-226-7747

cpst@integra-ir.com